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                                                                    EXHIBIT 11.1


                               AHL SERVICES, INC

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


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                                                                                    YEARS ENDED DECEMBER 31,
                                                                     -------------------------------------------------------
                                                                      1999                   1998                   1997
                                                                     -------                -------             ------------
Income Applicable to Common Stock
  Income before extraordinary charges                                $19,594                $13,123               $ 6,419
  Extraordinary charges, net of taxes                                     --                     --                  (385)
                                                                     -------                -------               -------
  Net income                                                         $19,594                $13,123               $ 6,034
                                                                     =======                =======               =======
Weighted Average Shares
  Common shares                                                       17,173                 13,820                10,707
  Common share equivalents applicable to
  stock options outstanding                                              537                    599                   253
                                                                     -------                -------               -------

Weighted average common and common
  equivalent shares outstanding during
  the period                                                          17,710                 14,419                10,960
                                                                     =======                =======               =======
Per Share Amount
 Basic
  Income before extraordinary charges                                $  1.14                $  0.95               $  0.60
  Extraordinary charges, net of taxes                                     --                     --                 (0.04)
                                                                     -------                -------               -------
  Net income                                                         $  1.14                $  0.95               $  0.56
                                                                     =======                =======               =======
Diluted
  Income before extraordinary charges                                $  1.11                $  0.91               $  0.59
  Extraordinary charges. net of taxes                                     --                     --                 (0.04)
                                                                     -------                -------               -------
  Net income                                                         $  1.11                $  0.91               $  0.55
                                                                     =======                =======               =======

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